Exhibit 5.1

Advocaten
Notarissen
Belastingadviseurs

To Coincheck Group N.V. Apollolaan 151 1077 AR Amsterdam The Netherlands	Burgerweeshuispad 201 P.O. Box 75084 1070 AB Amsterdam T +31 20 577 1771 F +31 20 577 1775

Date 27 March 2025		Casper Nagtegaal
E casper.nagtegaal@debrauw.com
Our ref.	M43783213/1/20743432/TS	T +31 20 577 1075
F +31 20 577 1775

Re:	Legal opinion | Coincheck Group N.V.

Dear Sir/Madam,

Registration with the US Securities and Exchange Commission of
Omnibus Shares

1	Introduction

De Brauw Blackstone Westbroek N.V. (“De Brauw”, “we”, “us” and “our”, as applicable) acts as Dutch legal adviser to the Issuer in connection with the Registration.

Certain terms used in this opinion are defined in Annex 1 (Definitions).

2	Dutch Law

This opinion (including all terms used in it) is to be construed in accordance with Dutch law. It is limited to Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in effect on the date of this opinion and accordingly, we do not express any opinion on other matters such as (i) matters of fact, (ii) the commercial and non-legal aspects of the transactions and transaction documents contemplated by the Registration Statement, and (iii) the correctness of any representation or warranty included in the Registration Statement or in any other transaction document contemplated by the Registration Statement.

De Brauw Blackstone Westbroek N.V., Amsterdam, is registered with the Trade Register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction ("overeenkomst van opdracht") with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in Amsterdam and contain a limitation of liability.

Client account notaries ING Bank IBAN NL83INGB0693213876 BIC INGBNL2A.

3	Scope of Inquiry

We have examined, and relied upon the accuracy of the factual statements in, the following documents:

(a)	A copy of the Registration Statement.

(b)	A copy of:

(i)	the Incorporation Deed;

(ii)	the Deed of Conversion and Amendment of the Articles of Association; and

(iii)	the Trade Register Extract.

(c)	A copy of the Omnibus Plan.

(d)	A copy of the Corporate Resolutions.

In addition, we have examined such documents, and performed such other investigations, as we considered necessary for the purpose of this opinion. Our examination has been limited to the text of the documents.

In addition, we have obtained the following confirmations on the date of this opinion:

(a)	Confirmation by telephone from the Chamber of Commerce that, as far as the Trade Register is aware, the Trade Register Extract is up to date.

(b)	Confirmation through https://data.europa.eu/data/datasets/consolidated-list-of-persons-groups-and-entities-subject-to-eu-financial-sanctions?locale=en and https://www.rijksoverheid.nl/documenten/rapporten/2015/08/27/nationale-terrorismelijst that the Issuer is not included on any Sanctions List.

(c)	Confirmation through www.rechtspraak.nl, derived from the Insolvency Register (including from the segments for EU registrations and publications about public composition proceedings outside bankruptcy), that the Issuer is not registered as being subject to a Dutch Insolvency or foreign Insolvency Proceedings.

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4	Assumptions

We have made the following assumptions:

(a)

(i)	each copy document conforms to the original and each original is genuine and complete;

(ii)	each signature (including each Electronic Signature) is the genuine signature of the individual concerned;

(iii)	each Electronic Signature is a qualified electronic signature or the signing method used for it is sufficiently reliable; and

(iv)	the Registration Statement has been or will have been filed with the SEC in the form referred to in this opinion.

(b)	In respect of the Conversion:

(i)	the Incorporation Deed has been validly executed and the Issuer has been validly incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (at that time: Coincheck Group B.V.);

(ii)	the Deed of Conversion and Amendment of the Articles of Association has been validly executed and the Issuer has been validly converted into a Dutch public limited liability company (naamloze vennootschap) as per the execution of the Deed of Conversion and Amendment of the Articles of Association; and

(iii)	each step, resolution, action and/or (other) formality, which is required for the implementation of the Conversion has been validly taken or complied with and sufficed for the implementation of the Conversion.

(c)	Each Corporate Resolution:

(i)	has been duly adopted and remains in force without modification up to and including the moment of each Grant and each Issuance; and

(ii)	complies with the requirements of reasonableness and fairness (redelijkheid en billijkheid).

(d)	The Omnibus Plan has been validly adopted by the Board.

(e)	The initial Absolute Share Limit of 9,079,565 Ordinary Shares will be increased with 3,924,435 Ordinary Shares as of 1 April 2025.

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(f)	At the time of each Grant and each Issuance:

(A)	the Omnibus Plan will be in full force and effect;

(B)	the relevant Award has been or will have been validly granted, accepted and, to the extent applicable, exercised in accordance with the Omnibus Plan; and

(C)	the aggregate number of (i) Ordinary Shares that have been issued or delivered, and (ii) Ordinary Shares that will be issued or delivered, each time under the Omnibus Plan, did not exceed or will not exceed the maximum number permitted under the Omnibus Plan.

(g)	In respect of each Grant and each Issuance and at the time of each Grant and each Issuance:

(A)	the Grant or Issuance has been or will have been validly authorised; and

(B)	any pre-emption rights in respect of the Grant or Issuance, if applicable, will have been observed or validly excluded,

all in accordance with the Omnibus Plan, and the Articles of Association as they read at the time of authorisation or of observance or exclusion.

(h)

(i)	The Issuer's authorised share capital at the time of each Grant and each Issuance will be sufficient to allow for such Grant or Issuance;

(ii)	In respect of each Issuance and at the time of such Issuance, the Omnibus Shares concerned will have been:

(A)	issued in accordance with the Omnibus Plan;

(B)	issued in the form and manner as required under the Articles of Association as they read at the time of the Issuance; and

(C)	otherwise offered, issued and accepted by their subscriber in accordance with the Omnibus Plan and all applicable laws (including, for the avoidance of doubt, Dutch law).

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(iii)	Each Grant and each Issuance to a director (bestuurder) of the Issuer will be valid, in accordance with article 2:135 of the Dutch Civil Code.

(iv)	In respect of each Grant and each Issuance and at the time of each Grant and each Issuance, the Omnibus Plan will be valid and binding on and enforceable under the law by which it is expressed to be governed against the holder of the relevant Award or subscriber for the Omnibus Shares concerned.

(v)	In respect of each Issuance and at the time of such Issuance, the nominal value of the Omnibus Shares concerned and any agreed share premium will have been validly paid or debited to the Issuer's reserves in accordance with the Articles of Association.

5	Opinion

Based on the documents and investigations referred to and assumptions made in paragraphs 3 and 4, we are of the following opinion:

(a)	the Issuer has been incorporated, as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (at that time: Coincheck Group B.V.), and exists as a public limited liability company (naamloze vennootschap); and

(b)	When issued, the Omnibus Shares will have been validly issued and will be fully paid and nonassessable.[1]

6	Qualifications

This opinion is subject to the following qualifications:

(a)	This opinion is subject to any limitations arising from (a) rules relating to bankruptcy, suspension of payments or Preventive Restructuring Processes, (b) rules relating to foreign (i) insolvency proceedings (including foreign Insolvency Proceedings), (ii) arrangement or compromise of obligations or (iii) preventive restructuring frameworks, (c) other rules regulating conflicts between rights of creditors, or (d) intervention and other measures in relation to financial enterprises or their affiliated entities.

[1]	In this opinion, "nonassessable" – which term has no equivalent in Dutch – means, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholdership.

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(b)

(i)	An extract from the Trade Register does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a legal entity or partnership cannot invoke the incorrectness or incompleteness of its Trade Register registration against third parties who were unaware of the incorrectness or incompleteness.

(ii)	A confirmation from an Insolvency Register does not provide conclusive evidence that an entity is not subject to Insolvency Proceedings.

(c)	We do not express any opinion on (i) tax matters, (ii) anti-trust, state-aid or competition laws, (iii) financial assistance, (iv) sanctions laws, (v) in rem matters, and (vi) any laws that we, having exercised customary professional diligence, could not be reasonably expected to recognise as being applicable to the Issuer, the transactions and/or the transaction documents contemplated by the Registration Statement.

7	Reliance

(a)	This opinion is an exhibit to the Registration Statement and may be relied upon for the purpose of the Registration and not for any other purpose. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement.

(b)	Each person accepting this opinion agrees, in so accepting, that:

(i)	only De Brauw (and not any other person) will have any liability in connection with this opinion;

(ii)	the agreement in this paragraph 7 and all liability and other matters relating to this opinion will be governed exclusively by Dutch law and the Dutch courts will have exclusive jurisdiction to settle any dispute relating to them;

(iii)	this opinion may be signed with an Electronic Signature. This has the same effect as if signed with a handwritten signature; and

(iv)	this opinion (including the agreements in this paragraph 7) does not make the persons accepting this opinion clients of De Brauw.

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(c)	The Issuer may file this opinion as Exhibit 5.1 to the Registration Statement.

The previous sentence is no admittance from us that we are in the category of persons whose consent for the filing and reference as set out in that sentence is required under Section 7 of the Securities Act or any rules or regulations of the SEC promulgated under it.

(signature page follows)

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Yours faithfully,

De Brauw Blackstone Westbroek N.V.

/s/ Casper Nagtegaal
Casper Nagtegaal
Partner

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Annex 1 – Definitions

In this opinion:

"Absolute Share Limit" means the Absolute Share Limit as defined in the Omnibus Plan.

"Articles of Association" means the articles of association of the Issuer as they read as from the Conversion, unless otherwise specified.

"Award" means any Award (as defined in the Omnibus Plan) giving the holder thereof a right to subscribe for Ordinary Shares.

"Board" means the board of directors of the Issuer.

"Board Resolution" means the written resolution of the Board, adopted on 10 December 2024, pursuant to which, among other things, the Board resolved to:

(i)	adopt the Omnibus Plan;

(ii)	to the extent the Committee does not coincide with the Board, mandate the Committee to on behalf of the Board:

(A)	issue Ordinary Shares in accordance with and under the Omnibus Plan;

(B)	grant rights to subscribe for Ordinary Shares in accordance with and under the Omnibus Plan; and

(C)	if applicable, limit or exclude pre-emptive rights accruing to shareholders in connection with the issuance of Ordinary Shares and/or grant of rights to subscribe for Ordinary Shares as referred to under (A) and (B), all in accordance with and within the boundaries set by the Incentive Equity Authorisations as granted to the Board by the General Meeting in the General Meeting Resolution.

"Business Combination Agreement" means the business combination agreement by and among others Thunder Bridge Capital Partners IV, Inc., a Delaware corporation, and the Issuer, dated as of 22 March 2022 and last amended on 8 October 2024.

"Closing Date" means the Closing Date as defined in the Business Combination Agreement.

"Committee" means the Committee as defined in the Omnibus Plan.

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"Conversion" means the conversion whereby, as of 10 December 2024, the Issuer has been converted from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) into a Dutch public limited liability company (naamloze vennootschap) and its articles of association have been amended in accordance with the Deed of Conversion and Amendment of the Articles of Association.

"Corporate Resolutions" means the Board Resolution and the General Meeting Resolution.

"De Brauw" means De Brauw Blackstone Westbroek N.V. and "we", "us" and "our" are to be construed accordingly.

"Deed of Conversion and Amendment of the Articles of Association" means the Dutch notarial deed of conversion and amendment of the articles of association of the Issuer to implement the Conversion.

"Dutch Civil Code" means the Dutch civil code (Burgerlijk Wetboek).

"Dutch Insolvency" means bankruptcy (faillissement), suspension of payments (surseance van betaling) or restructuring proceedings outside bankruptcy (akkoordprocedures buiten faillissement).

"Dutch law" means the law directly applicable in the Netherlands.

"eIDAS Regulation" means the Regulation (EU) 910/2014 of the European Parliament and of the Council of 23 July 2014 on electronic identification and trust services for electronic transactions in the internal market and repealing directive 1999/93/EC.

"Electronic Signature" means any electronic signature (elektronische handtekening), any advanced electronic signature (geavanceerde elektronische handtekening) and any qualified electronic signature (elektronische gekwalificeerde handtekening) within the meaning of Article 3 of the eIDAS Regulation and Article 3:15a of the Dutch Civil Code.

"General Meeting" means the general meeting of the Issuer.

"General Meeting Resolution" means the written resolution of the General Meeting, adopted on 10 December 2024, pursuant to which, among other things, the General Meeting resolved to:

(i)	approve the Omnibus Plan, including the number of Ordinary Shares to be issued thereunder;

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(ii)	approve that the number of Ordinary Shares that may be issued under the Omnibus Plan, or any similar equity plan as adopted by the Board, and that may be used for the remuneration of members of the Board in the form of shares or rights to subscribe for shares, in accordance with the Absolute Share Limit and the relevant criteria set out in the Remuneration Policy;

(iii)	grant the authorisations to the Board, effective for a period of five years as from the Closing Date, to:

(A)	issue Ordinary Shares and/or grant rights to subscribe for that number of Ordinary Shares equal to the Absolute Share Limit in the form of Awards, with the understanding that the Absolute Share Limit shall be automatically increased in accordance with and under the Omnibus Plan; and

(B)	if applicable, restrict or exclude pre-emptive rights accruing to shareholders in connection with issuance of Ordinary Shares and/or grant of rights to subscribe for Ordinary Shares referred to under (A),

((A) and (B) the "Incentive Equity Authorisations").

"Grant" means the grant of Awards.

"Incentive Equity Authorisations" means the Incentive Equity Authorisations as defined in the definition of "General Meeting Resolution" in this legal opinion.

"Incorporation Deed" means the deed of incorporation, dated as of 18 February 2022, pursuant to which the Issuer was incorporated as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), as provided by the Chamber of Commerce (Kamer van Koophandel).

"Insolvency Proceedings" means insolvency proceedings as defined in Article 2(4) of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

"Insolvency Register" means (a) the Dutch online central insolvency register (Centraal Insolventieregister) and (b) the segment for EU registrations (EU-registraties) of the Dutch central insolvency register.

"Issuance" means the issuance of Omnibus Shares.

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"Issuer" means (a) prior to the consummation of the Conversion, Coincheck Group B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), organized under Dutch law, with seat in Amsterdam, Trade Register number 85546283, and (b) from and after the consummation of the Conversion, Coincheck Group N.V., a public limited liability company (naamloze vennootschap) organized under Dutch law, with seat in Amsterdam, the Netherlands. Any references to the Issuer in this opinion shall be deemed to refer to clauses (a) or (b) as the context may require.

"Omnibus Plan" means the Issuer's 2024 Omnibus Incentive Plan, adopted on 10 December 2024.

"Omnibus Shares" means, (i) until 31 March 2025, 9,079,565 Ordinary Shares which may be issued pursuant to the Omnibus Plan, and (ii) as of 1 April 2025, 13,004,000 Ordinary Shares which may be issued pursuant to the Omnibus Plan.

"Ordinary Share" means an ordinary share (gewoon aandeel) with a nominal value of EUR 0.01 in the capital of the Issuer.

"Preventive Restructuring Processes" means public and/or undisclosed preventive restructuring processes within the meaning of the Dutch Act on Court Confirmation of Extrajudicial Restructuring Plans (Wet homologatie onderhands akkoord).

"Registration" means the registration of the Omnibus Shares with the SEC under the Securities Act.

"Registration Statement" means the registration statement on Form S-8 originally filed with the SEC on 27 March 2025, as subsequently amended and supplemented, under the Securities Act, in relation to the Registration (excluding any documents incorporated by reference in it and any exhibits to it).

"Remuneration Policy" means the Issuer's remuneration policy for the Board, as adopted on 10 December 2024.

"Sanctions List" means each of:

(a)	the consolidated list of persons, groups and entities subject to EU financial sanctions; and

(b)	the National sanction list terrorism (Nationale sanctielijst terrorisme).

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the U.S. Securities Act of 1933, as amended.

"the Netherlands" means the part of the Kingdom of the Netherlands located in Europe.

"Trade Register Extract" means a Trade Register extract relating to the Issuer provided by the Chamber of Commerce (Kamer van Koophandel) and dated the date of this opinion.

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